Exhibit 99.1

SPACEHAB, Inc.

907 Gemini

Houston, Texas 77058
1.713.558.5000
fax: 1.713.558.5960
www.spacehab.com

FOR IMMEDIATE RELEASE

ASTROTECH AWARDED ATK ARES I-X FIRST STAGE PROCESSING CONTRACT

Vehicle Hardware Preparation Marks First Phase into Next Generation Spacecraft Production

HOUSTON (October 20, 2008) – SPACEHAB Inc. (NASDAQ: SPAB) announced today that its Astrotech subsidiary located in Titusville, Florida was awarded a $1.17 million contract from Alliant Techsystems (NYSE: ATK) in support of ATK’s planning and assembly of Ares I-X first stage hardware to be flown during the 2009  test  flight  for the development of NASA’s Ares I launch vehicle.

The ATK contract specifies that Astrotech will provide facilities, facility operations personnel and related facility infrastructure, including services required to transport hardware to Kennedy Space Center. ATK is the prime contractor for the Ares I first stage, which is a reusable five-segment solid rocket booster derived from the Space Shuttle’s four-segment booster.

Ares I-X will utilize a single, four-segment reusable solid rocket booster with a simulated fifth segment. The 2009 test flight is a major milestone for NASA’s next-generation spacecraft and launch vehicle system. It will provide critical data to provide risk mitigation during development and ensure the safety and reliability of the Ares I spacecraft that will ultimately ferry astronauts to the moon, Mars, and destinations beyond.

“We are honored to have the opportunity to work with ATK, and provide support services during this momentous demonstration flight,” explains Ret. General Lance Lord, Astrotech Chief Executive Officer.  “This contract signifies an important alliance between Astrotech and ATK, and we are extremely proud to be involved at the grassroots level supporting the newest U.S launch system.  We look forward to participating in this historic program, and expanding this partnership into other programs, which will leverage the combined expertise of two pioneering aerospace companies.”

General Lord joined Astrotech in June, bringing almost 40 years of strategic command experience to Astrotech’s growing repertoire of competencies. During his military career, General Lord led more than 39,700 space professionals who provided combat forces to North American Aerospace Defense Command and U.S. Strategic Command.  His prodigious career also includes commanding two ICBM wings in Wyoming and North Dakota, as well as commanding a space wing responsible for satellite launch and ballistic missile test launch operations in California.

As part of ATK’s contract, Ares I-X hardware will utilize Astrotech’s unique facilities including 150,000 square feet of clean-room space, the capability to handle solid propellants, and the various ground processing services offered at the Titusville facility.

“Astrotech is now consolidated into three cohesive business units – ground operations, engineering services and flight operations,” continues General Lord, “which positions and readies us to provide comprehensive end-to-end mission assurance services, and expanded commercial offerings to a much broader market. We have a 23-year legacy of superb customer service that will be our benchmark as we expand our services.”

The Astrotech Space Operations facilities, located in Titusville, Florida, Vandenberg Air Force Base, and the Sea Launch Home Port facilities in California, has provided unmatched spacecraft processing services to its domestic and foreign customers, in both government and commercial markets since 1985.  Successfully processing 250 spacecraft with 100% on-time completion and zero launch failures, Astrotech provides services in advance planning; use of unique facilities; and, spacecraft checkout, encapsulation, fueling, transport, and remote control through launch.

About SPACEHAB, Incorporated

SPACEHAB is a commercial and entrepreneurial force in the space industry providing a full spectrum of products and services to both the government and private sectors. The Company offers spacecraft pre-launch processing facilities and services, production of valuable commercial products in space, development and extension of space-based products to the consumer market, space access and payload integration services program and engineering support ranging from development and manufacturing of flight hardware to large scale government project management.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Tania Shupe

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5299

tshupe@spacehab.com

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